Exhibit 99.2

As further discussed in Note 2 to our consolidated financial statements contained in Exhibit 99.3 of this Current Report on Form 8-K, our consolidated financial statements for the periods presented have been adjusted for the retrospective application of FASB Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). The financial information contained in the management’s discussion and analysis of financial condition and results of operations below reflects only the adjustments described in Note 2 of Exhibit 99.3. The retrospective application of FSP APB 14-1 affected our fiscal years 2007 through 2009. No other modifications or updates to the disclosures have been made in this Current Report on Form 8-K for events occurring after May22, 2009, the date of filing our Annual Report on Form 10-K for the fiscal year ended March 31, 2009, with the Securities and Exchange Commission.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

(The following discussion should be read in conjunction with the Consolidated Financial Statements and notes thereto contained elsewhere herein.)

OVERVIEW

We are a major supplier to the aerospace industry and have two operating segments: (i) Triumph Aerospace Systems Group, whose companies design, engineer, manufacture and sell a wide range of proprietary and build-to-print components, assemblies and systems for the global aerospace OEM market; and (ii) Triumph Aftermarket Services Group, whose companies serve aircraft fleets, notably commercial airlines, the U.S. military and cargo carriers, through the maintenance, repair and overhaul of aircraft components and accessories manufactured by third parties.

Financial highlights for the fiscal year ended March 31, 2009 include:

•                                          Net sales for fiscal 2009 increased 7.8% to $1.2 billion.

•                                          Operating income in fiscal 2009 increased 20.3% to $151.9 million.

•                                          Net income for fiscal 2009 increased 39.3% to $88.0 million.

•                                          Backlog increased 3.6% over the prior year to $1.3 billion.

For the fiscal year ended March 31, 2009, net sales totaled $1.24 billion, a 7.8% increase from fiscal year 2008 net sales of $1.15 billion.  Net income for fiscal year 2009 increased 39.3% to $88.0 million, or $5.30 per diluted common share, versus $63.2 million, or $3.60 per diluted common share, for fiscal year 2008. As discussed in further detail below under “Results of Operations”, the increase in net income is attributable to the increased sales, including the contribution from recent acquisitions and reduced expenses, particularly for litigation and incentive compensation.

Our working capital needs are generally funded through cash flows from operations and borrowings under our credit arrangements. For the fiscal year ended March 31, 2009, we generated approximately $135.0 million of cash flows from operating activities, used approximately $185.6 million in investing activities and generated approximately $52.1 million in financing activities.

We continue to remain focused on growing our core businesses as well as growing through strategic acquisitions.  Our organic growth remained strong in fiscal 2009 through the addition of products and services, the expansion of our operating capacity and marketing our complete portfolio of capabilities, while benefiting from the continued strength in the aerospace markets generally.  Our core revenue growth in fiscal 2009 as compared to fiscal 2008, excluding the impact of acquisitions, was 4.5%, which was negatively impacted by the Boeing strike and major program delays (particularly in Boeing’s 787 and 747-8 programs), partially offset by a favorable settlement of a retroactive pricing agreement.  Our company has an aggressive but selective acquisition approach that adds capabilities and increases our capacity for strong and consistent internal growth.  In March 2009, we acquired Merritt Tool Company, Inc. (now Triumph Structures — East Texas), Saygrove Defence & Aerospace Group Limited

(now Triumph Actuation & Motion Control Systems-UK), the aviation segment of Kongsberg Automotive Holdings ASA (now Triumph Controls-U.K and Triumph Controls-Germany) and The Mexmil Company, LLC (now Triumph Insulation Systems), collectively the “fiscal 2009 acquisitions.”  In February 2008, we acquired the assets and business of B. & R. Machine & Tool Corp. (“B & R”) through a newly organized, wholly-owned subsidiary of the Company, Triumph Structures — Long Island, LLC.  The results for the fiscal 2009 acquisitions and Triumph Structures — Long Island, LLC are included in the Company’s Aerospace Systems Segment.

OUTLOOK

Based upon the assumptions about our market set forth below, and subject to the risks and uncertainties described elsewhere in this Annual Report on Form 10-K, we expect net sales for the fiscal year ending March 31, 2010 to be in the range of $1.275 billion to $1.375 billion, and earnings per share from continuing operations for fiscal 2009 of approximately $5.00 per diluted share.  The fiscal 2010 outlook assumes, among other factors, a full-year effective tax rate of 34%.  The 2010 outlook for earnings per share is based on a fully diluted share count of 17.2 million shares.

Our fiscal 2010 outlook is based on the following market assumptions:

•                                          We expect the commercial jet aircraft market and the airline industry to remain extremely competitive.  Market liberalization in Europe and Asia has continued to enable low-cost airlines to gain market share, and traditional airlines continue to improve their competitive position by lowering their cost structure through merger, bankruptcy and restructuring.  Some of the airline restructurings have led to increased outsourcing opportunities, benefiting our Aftermarket Services segment.

•                                          The financial health of the commercial airline industry has a direct effect on our commercial aircraft programs.  While challenges include volatile fuel prices, customers rescheduling orders and continuing turmoil in global credit markets, airlines are responding by focusing on controlling non-fuel related expenses and implementing operational efficiencies.  Based upon currently available market forecasts, we expect aircraft seat miles, a key indicator of airline health, to decline 2% to 3% as airlines attempt to match capacity with air travel demand.

•                                          Deliveries of Boeing and Airbus large commercial aircraft are expected to be higher in calendar 2009 compared to calendar 2008, due to the effect of the Boeing strike in calendar 2008.  Boeing and Airbus reported actual deliveries for calendar 2008 of 858 aircraft. Their deliveries for calendar 2009 are expected to increase by approximately 12%, to about 960 aircraft. Our outlook is based on Boeing’s and Airbus’ current projected production rates.

•                                          Military sales (OEM and aftermarket) are expected to increase roughly in line with global military budgets, which are expected to grow in the single digit range for calendar 2009 compared to calendar 2008.

•                                          The major trends that shape the current military/defense environment include a growing U.S. Government defense budget.  Although under pressure, the U.S. defense budget remains strong and focused on transformation. With this continued pressure on the budget, we believe the U.S. Department of Defense will continue to focus on affordable strategies in particular, programs currently in production, which would include continued significant investment in rotocraft.

•                                          Total regional and business aircraft production is expected to decrease in fiscal 2010 compared to fiscal 2009, as deliveries of business jets are expected to significantly decrease, along with the increase in pre-owned business jet inventory. In the regional aircraft market we expect to see declines impacted by the drop in passenger traffic and the rescheduling of deliveries.

•                                          We expect a weakened air cargo market, which is a key market segment for our Aftermarket Services Group given our product penetration with these carriers.

RESULTS OF OPERATIONS

The following includes a discussion of our consolidated and business segment results of operations. The Company’s diverse structure and customer base do not provide for precise comparisons of the impact of price and volume changes to our results. However, we have disclosed the significant variances between the respective periods.

Fiscal year ended March 31, 2009 compared to fiscal year ended March 31, 2008

	Year Ended March 31,
	2009	2008
	(in thousands)
Net sales	$1,240,378	$1,151,090
Segment operating income	178,882	148,292
Corporate general and administrative expenses	(26,968)	(21,967)
Total operating income	151,914	126,325
Interest expense and other	16,929	19,942
(Gain) loss on early extinguishment of debt	(880)	—
Income tax expense	43,124	34,748
Income from continuing operations	92,741	71,635
Loss from discontinued operations, net	(4,745)	(8,468)
Net income	$87,996	$63,167

Net sales increased by $89.3 million, or 7.8%, to $1.24 billion for the fiscal year ended March 31, 2009 from $1.15 billion for the fiscal year ended March 31, 2008.  The fiscal 2009 acquisitions and the fiscal 2008 acquisition of B. & R. Machine & Tool Corp. (now Triumph Structures — Long Island) together contributed $37.0 million.  Excluding the effects of this acquisition, organic sales growth was $52.3 million, or 4.5%, which was negatively impacted by the Boeing strike and major program delays (particularly in the 787 and 747-8 programs), partially offset by a favorable settlement of a retroactive pricing agreement.

The Aerospace Systems segment benefited primarily from increased sales to our OEM customers driven by increased military aircraft build rates, while the increase in sales for our Aftermarket Services segment was the result of increased demand for our services due to growth in global air traffic.

Cost of sales increased by $55.4 million, or 6.7%, to $877.7 million for the fiscal year ended March 31, 2009 from $822.3 million for the fiscal year ended March 31, 2008. This increase includes the acquisitions noted above, which contributed $17.9 million. Excluding the effects of these acquisitions, gross margin was 28.6% for the fiscal year ended March 31, 2009, compared with 28.4% for the fiscal year ended March 31, 2008. Despite having consistent consolidated gross margin, the gross margin for our Aerospace Systems segment was favorably impacted by contribution from the acquisition of B. & R. Machine & Tool Company and the favorable settlement of a retroactive pricing agreement, whereas the gross margin for our Aftermarket Services segment was negatively impacted by charges due to contract terminations ($1.3 million) and changes in estimate under power-by-the hour contracts ($1.1 million) as well as losses at our Phoenix APU facility due to cost overruns and excess overhead ($4.8 million) and higher than expected warranty expenses ($0.6 million).

Segment operating income increased by $30.5 million, or 20.6%, to $178.9 million for the fiscal year ended March 31, 2009 from $148.3 million for the fiscal year ended March 31, 2008.  Operating income growth was a direct result of margins attained on increased sales as described above, the contribution of $13.8 million from the above-mentioned acquisitions, and decreases in litigation costs ($3.7 million) and incentive compensation ($1.3 million), partially offset by increases in payroll ($2.4 million) and depreciation and amortization expenses ($1.1 million) associated with our acquisitions.

Corporate expenses increased by $5.0 million, or 22.8%, to $27.0 million for the fiscal year ended March 31, 2009 from $22.0 million for the fiscal year ended March 31, 2008, primarily due to increased healthcare ($3.0 million), stock compensation costs ($0.6 million) and the write-off of acquisition costs on a potential acquisition that was not consummated ($0.5 million), partially offset by decreases in litigation costs ($1.8 million).

Interest expense and other decreased by $3.0 million, or 15.1%, to $16.9 million for the fiscal year ended March 31, 2009 compared to $19.9 million for the prior year. During fiscal 2009, the Company entered into certain foreign currency derivative instruments that did not meet hedge accounting criteria and primarily were intended to protect against exposure related to fiscal 2009 acquisitions. These instruments resulted in a gain of $1.4 million in fiscal 2009, which is included in interest expense and other. In addition to this gain, the decrease in interest expense was impacted by declining interest rates. Also during fiscal 2009, the Company paid $15.4 million to purchase $18.0 million of principal on the convertible senior subordinated notes, resulting in a gain on early extinguishment of $0.9 million. Included in interest expense and other is non-cash interest expense of $7.9 million and $8.1 million for the fiscal years ended March 31, 2009 and 2008, respectively, of which $5.8 million and $6.5 million, respectively, reflect accretion of interest recognized in accordance with FSP APB 14-1.

The effective tax rate was 31.8% for the fiscal year ended March 31, 2009 and 32.9% for the fiscal year ended March 31, 2008.  The decrease in the tax rate was primarily due to the retroactive reinstatement of the research and experimentation tax credit back to January 1, 2008.

Loss from discontinued operations before income taxes was $7.3 million for the fiscal year ended March 31, 2009, compared with a loss from discontinued operations before income taxes of $13.0 million for the fiscal year ended March 31, 2008, which included an impairment charge of $4.0 million.  The income tax benefit for discontinued operations was $2.6 million for the fiscal year ended March 31, 2009 compared to a benefit of $4.6 million for the prior year.

Fiscal year ended March 31, 2008 compared to fiscal year ended March 31, 2007

	Year Ended March 31,
	2008	2007
	(in thousands)
Net sales	$1,151,090	$937,327
Segment operating income	148,292	113,251
Corporate general and administrative expenses	(21,967)	(19,352)
Total operating income	126,325	93,899
Interest expense and other	19,942	14,807
(Gain) loss on early extinguishment of debt	—	5,088
Income tax expense	34,748	24,982
Income from continuing operations	71,635	49,022
Loss from discontinued operations, net	(8,468)	(3,905)
Net income	$63,167	$45,117

Net sales increased by $213.8 million, or 22.8%, to $1.15 billion for the fiscal year ended March 31, 2008 from $973.3 million for the fiscal year ended March 31, 2007. The acquisitions of the assets and businesses of Allied Aerospace Industries, Inc. (now Triumph Aerospace Systems - Newport News) and Grand Prairie Accessory Services, LLC (now Triumph Accessory Services — Grand Prairie), which were completed during the fiscal year ended March 31, 2007, and the acquisition of B. & R. Machine & Tool Corp. (now Triumph Structures — Long Island) together contributed $39.3 million. After considering the effects of these acquisitions, organic sales growth of $174.5 million, or 19.0%, accounted for the remaining increase. Organic sales growth was due to increased sales to our OEM customers of $150.6 million driven by increased aircraft build rates within our Aerospace Systems segment, while the increase in sales for our Aftermarket Services segment of $23.9 million was the result of increased demand for our services, as a result of growth in global air traffic and market share gain.

Cost of sales increased by $150.5 million, or 22.4%, to $822.3 million for the fiscal year ended March 31, 2008 from $671.8 million for the fiscal year ended March 31, 2007. This increase includes the acquisitions noted above, which contributed $28.7 million; offset by an insurance reimbursement ($2.3 million) related to product liability claims. Excluding the effects of these acquisitions and insurance reimbursement, gross margin was 28.4% for the fiscal year ended March 31, 2008, compared with 28.3% for the fiscal year ended March 31, 2007.

Segment operating income increased by $35.0 million, or 30.9%, to $148.3 million for the fiscal year ended March 31, 2008 from $113.3 million for the fiscal year ended March 31, 2007. Operating income growth was a direct result of the margins attained on increased sales volume as described above approximating $52.5 million, and the contribution of $2.3 million from the above mentioned acquisitions, partially offset by incurred increases in litigation costs ($3.7 million) due to developments discussed under “Legal Proceedings;” increases in payroll ($5.3 million), incentive compensation ($2.3 million), and healthcare ($1.0 million) to match our operating needs due to increased sales levels; and increases in depreciation and amortization expenses ($7.5 million) due to increased capital additions and intangibles acquired in business combinations.

Corporate expenses increased by $2.6 million, or 13.5%, to $22.0 million for the fiscal year ended March 31, 2008 from $19.4 million for the fiscal year ended March 31, 2007, primarily due to increased litigation costs ($1.7 million) due to developments addressed under “Legal Proceedings” and increased workers compensation ($1.0 million) and incentive compensation costs ($1.0 million) to match our operating needs due to increased sales levels; partially offset by an insurance reimbursement of $2.3 million related to product liability claims.

Interest expense and other increased by $5.1 million, or 34.7%, to $19.9 million for the fiscal year ended March 31, 2008 compared to $14.8 million for the prior year period.  This increase was due to higher average borrowings outstanding and amortization of debt issuance costs. Included in interest expense and other is non-cash interest expense of $8.1 million and $4.9 million for the fiscal years ended March 31, 2008 and 2007, respectively, of which $6.5 million and $3.1 million, respectively, reflect accretion of interest recognized in accordance with FSP APB 14-1.

During the third quarter of fiscal 2007 we recorded a charge for early extinguishment of debt totaling $5.1 million related to the prepayment of the Senior Notes on October 4, 2006, which included a “make whole” premium of approximately $4.4 million and the write-off of unamortized debt issuance costs related to the Senior Notes of $0.7 million.

The effective tax rate was 32.9% for the fiscal year ended March 31, 2008 and 33.9% for the fiscal year ended March 31, 2007.  The decrease in the tax rate was primarily due to final return to provision adjustments.  Additionally, both rates vary from the Federal statutory tax rate of 35% primarily due to benefits realized from the research and development tax credit and the domestic production activities deduction.

Loss from discontinued operations before income taxes was $13.0 million for the fiscal year ended March 31, 2008, which included an impairment charge of $4.0 million, compared with a loss from discontinued operations before income taxes of $6.0 million for the fiscal year ended March 31, 2007.  The income tax benefit for discontinued operations was $4.6 million for the fiscal year ended March 31, 2008 compared to a benefit of $2.1 million for the prior year.

Business Segment Performance

We are a major supplier to the aerospace industry and have two operating segments:  (i) Triumph Aerospace Systems Group and (ii) Triumph Aftermarket Services Group. Our Aerospace Systems segment includes 39 operating locations, and the Aftermarket Services segment includes 16 operating locations at March 31, 2009.  The results of operations between our operating segments vary due to differences in competitors, customers, extent of proprietary deliverables and performance.  For example, our Aerospace Systems segment generally includes proprietary products and/or arrangements where we become the primary source or one of a few primary sources to our customers, where our unique manufacturing capabilities command a higher margin. Also, OEMs are increasingly focusing on assembly activities while outsourcing more manufacturing and repair to third parties, and as a result, are less of a competitive force than in previous years. In contrast, our Aftermarket Services segment provides maintenance, repair and overhaul (“MRO”) services on components and accessories manufactured by third parties, with more diverse competition, including airlines, OEMs and other third-party service providers. In addition, variability in the timing and extent of customer requests performed in the Aftermarket Services segment can provide for greater volatility in revenue and earnings than that experienced in the Aerospace Systems segment.

The Aerospace Systems segment consists of the Company’s operations which manufacture products primarily for the aerospace OEM market. The Aerospace Systems segment’s operations design and engineer mechanical and electromechanical controls, such as hydraulic systems and components, main engine gearbox assemblies, accumulators and mechanical control cables. The Aerospace Systems segment’s revenues are also derived from stretch forming, die forming, milling, bonding, machining, welding and assembly and fabrication of various structural components used in aircraft wings, fuselages and other significant assemblies. Further, the segment’s operations also design and manufacture composite assemblies for floor panels, environmental control system ducts and non-structural cockpit components. These products are sold to various aerospace OEMs on a global basis.

The Aftermarket Services segment consists of the Company’s operations that provide maintenance, repair and overhaul services to both commercial and military markets on components and accessories manufactured by third parties. Maintenance, repair and overhaul revenues are derived from services on auxiliary power units, airframe and engine accessories, including constant-speed drives, cabin compressors, starters and generators, and pneumatic drive units. In addition, the Aftermarket Services segment’s operations repair and overhaul thrust reversers, nacelle components and flight control surfaces. The Aftermarket Services segment’s operations also perform repair and overhaul services and supply spare parts for various types of cockpit instruments and gauges for a broad range of commercial airlines on a worldwide basis.

We currently generate a majority of our revenue from clients in the commercial aerospace industry, the military, and the regional airline industry. Our growth and financial results are largely dependent on continued demand for our products and services from clients in these industries. If any of these industries experiences a downturn, our clients in these sectors may conduct less business with us. The following table summarizes our net sales by end market by business segment. The loss of one or more of our major customers or an economic downturn in the commercial airline or the military and defense markets could have a material adverse effect on our business.

	Year ended March 31,
	2009	2008	2007
Aerospace Systems
Commercial aerospace	28.3%	30.7%	32.4%
Military	33.0%	29.5%	28.8%
Regional	5.3%	4.2%	4.4%
Business Jets	7.9%	8.1%	7.8%
Non-aviation	5.1%	6.2%	5.9%
Total Aerospace Systems net sales	79.6%	78.7%	79.3%
Aftermarket Systems
Commercial aerospace	14.4%	13.7%	12.7%
Military	3.3%	3.3%	3.8%
Regional	0.6%	0.9%	0.9%
Business Jets	0.9%	0.7%	1.5%
Non-aviation	1.2%	2.7%	1.8%
Total Aftermarket Services net sales	20.4%	21.3%	20.7%
Total Consolidated net sales	100.0%	100.0%	100.0%

The decline in our percentage of net sales to the Commercial aerospace end market was impacted by the effect of the Boeing strike and major program delays (particularly in the 787 and 747-8 programs) in fiscal 2009, as well as continued growth in the Military end market.

Business Segment Performance — Fiscal year ended March 31, 2009 compared to fiscal year ended March 31, 2008

	Year Ended March 31,		%	% of Total Sales
	2009	2008	Change	2009	2008
	(in thousands)
NET SALES
Aerospace Systems	$988,359	$907,376	8.9%	79.7%	78.8%
Aftermarket Services	254,638	246,609	3.3%	20.5%	21.4%
Elimination of inter-segment sales	(2,619)	(2,895)	(9.5)%	(.2)%	(.2)%
Total net sales	$1,240,378	$1,151,090	7.8%	100.0%	100.0%

	Year Ended March 31,		%	% of Segment Sales
	2009	2008	Change	2009	2008
	(in thousands)
SEGMENT OPERATING INCOME
Aerospace Systems	$168,006	$124,812	34.6%	17.0%	13.8%
Aftermarket Services	10,876	23,480	(53.7)%	4.3%	9.5%
Corporate	(26,968)	(21,967)	22.8%	n/a	n/a
Total segment operating income	$151,914	$126,325	20.3%	12.2%	11.0%

Aerospace Systems: The Aerospace Systems segment net sales increased by $81.0 million, or 8.9%, to $988.4 million for the fiscal year ended March 31, 2009 from $907.4 million for the fiscal year ended March 31, 2008. The increase was primarily due to organic sales growth to our OEM customers of $44.0 million driven by increased aircraft build rates and by a favorable settlement of a retroactive pricing agreement , negatively impacted by the Boeing strike and major program delays (particularly in the 787 and 747-8 programs). The net sales contributed from the fiscal 2009 acquisitions and the fiscal 2008 acquisition of B. & R. Machine & Tool Corp. (now Triumph Structures — Long Island) of $37.0 million accounted for the remaining increase.

Aerospace Systems segment operating income increased by $43.2 million, or 34.6%, to $168.0 million for the fiscal year ended March 31, 2009 from $124.8 million for the fiscal year ended March 31, 2008.  Operating income increased primarily due to margins attained on increased sales, including the contribution of $13.8 million from the above-mentioned acquisitions, as well as decreases in litigation expenses ($3.8 million) and incentive compensation ($1.1 million), partially offset by increases in payroll ($2.9 million) and healthcare costs ($2.0 million).

Aerospace Systems segment operating income as a percentage of segment sales increased to 17.0% for the fiscal year ended March 31, 2009 as compared with 13.8% for the fiscal year ended March 31, 2008, due to the contribution of the acquisition of B. & R. Machine & Tool Corp, the reduction in expenses discussed above, and the favorable settlement of a retroactive pricing agreement.

Aftermarket Services: The Aftermarket Services segment net sales increased by $8.0 million, or 3.3%, to $254.6 million for the fiscal year ended March 31, 2009 from $246.6 million for the fiscal year ended March 31, 2008. This increase was due to increased market penetration in the repair and overhaul of auxiliary power units and thrust reversers primarily at our Thailand repair and maintenance facility. These increases were offset by decreased fleet utilization by customers under power-by-the hour (“PBH”) contracts impacting revenue by approximately $3.1 million.

Aftermarket Services segment operating income decreased by $12.6 million, or 53.7%, to $10.9 million for the fiscal year ended March 31, 2009 from $23.5 million for the fiscal year ended March 31, 2008.  Operating income decreased primarily due to losses at the Phoenix APU operations due to cost overruns and excess overhead ($4.8 million), higher than expected warranty expenses ($0.6 million), lower than expected PBH revenue ($3.1 million), PBH contract charges ($1.1 million) and additional charges for the early termination of a maintenance contract ($1.3 million), partially offset by higher margins attained on increased sales as described above, as well as decreases in payroll ($0.8 million) and incentive compensation expenses ($1.1 million).

Aftermarket Services segment operating income as a percentage of segment sales decreased to 4.3% for the fiscal year ended March 31, 2009 as compared with 9.5% for the fiscal year ended March 31, 2008, due to the $5.5 million in charges due to contract terminations and changes in estimate under PBH contracts as well as the production and operation losses at the Phoenix APU operations.

Business Segment Performance — Fiscal year ended March 31, 2008 compared to fiscal year ended March 31, 2007

	Year Ended March 31,		%	% of Total Sales
	2008	2007	Change	2008	2007
	(in thousands)
NET SALES
Aerospace Systems	$907,376	$743,742	22.0%	78.8%	79.3%
Aftermarket Services	246,609	196,526	25.5%	21.4%	21.0%
Elimination of inter-segment sales	(2,895)	(2,941)	(1.6)%	(.2)%	(.3)%
Total net sales	$1,151,090	$937,327	22.8%	100.0%	100.0%

	Year Ended March 31,		%	% of Segment Sales
	2008	2007	Change	2008	2007
	(in thousands)
SEGMENT OPERATING INCOME
Aerospace Systems	$124,812	$101,867	22.5%	13.8%	13.7%
Aftermarket Services	23,480	11,384	106.3%	9.5%	5.8%
Corporate	(21,967)	(19,352)	(13.5)%	n/a	n/a
Total segment operating income	$126,325	$93,899	34.5%	11.0%	10.0%

Aerospace Systems: The Aerospace Systems segment net sales increased by $163.6 million, or 22.0%, to $907.4 million for the fiscal year ended March 31, 2008 from $743.7 million for the fiscal year ended March 31, 2007. The increase was primarily due to organic sales growth to our OEM customers of $150.5 million driven by increased aircraft build rates and the net sales contributed from the acquisition of the assets and business of Allied Aerospace Industries, Inc. (now Triumph Aerospace Systems — Newport News).

Aerospace Systems segment operating income increased by $22.9 million, or 22.5%, to $124.8 million for the fiscal year ended March 31, 2008 from $101.9 million for the fiscal year ended March 31, 2007.  Operating income increased primarily due to margins attained on increased sales, partially offset by an increase of $3.7 million in litigation expenses, net of insurance reimbursements, and additional increases in payroll, incentive compensation, and healthcare costs.

Aftermarket Services: The Aftermarket Services segment net sales increased by $50.1 million, or 25.5%, to $246.6 million for the fiscal year ended March 31, 2008 from $196.5 million for the fiscal year ended March 31, 2007. This increase was due to the sales increase associated with the acquisition of Triumph Accessory Services — Grand Prairie, Inc., and an increase in same store sales of $23.9 million due to new customers and products, growth in global commercial air traffic and U.S. military maintenance requirements resulting in increased demand for repair and overhaul of auxiliary power units and the brokering of similar units.

Aftermarket Services segment operating income increased by $12.1 million, or 106.3%, to $23.5 million for the fiscal year ended March 31, 2008 from $11.4 million for the fiscal year ended March 31, 2007.  Operating income increased primarily due to margins attained on increased sales volume and the contribution from the acquisition of Triumph Accessory Services — Grand Prairie, Inc. partially offset by increases in incentive compensation, write-offs of bad debt and depreciation and amortization expenses.

Aftermarket Services segment operating income as a percentage of segment sales increased to 9.5% for the fiscal year ended March 31, 2008 as compared with 5.8% for the fiscal year ended March 31, 2007, due to the full year contributions from the acquisition of Triumph Accessory Services — Grand Prairie, Inc. and the expansion of our operations in our Thailand repair and maintenance facility. In addition, we experienced improved operating margins on our APU and nacelle components businesses due to increased efficiencies as a result of higher sales volumes.

Liquidity and Capital Resources

Our working capital needs are generally funded through cash flow from operations and borrowings under our credit arrangements.  During the year ended March 31, 2009, we generated approximately $135.0 million of cash flow from operating activities, used approximately $185.6 million in investing activities and generated approximately $52.1 million in financing activities. During the fiscal year ended March 31, 2009, our increased cash flow from operations was attributable to higher net income and an improved performance on working capital due to increased cash collections efforts, offset by timing of cash disbursements and utilization of inventory.

On July 10, 2008, we amended the existing amended and restated credit agreement (the “Credit Facility”) with our lenders primarily to allow for a receivable securitization facility of up to $125.0 million and amend certain other terms and covenants.  Coincident with the amendment, we exercised a provision of the Credit Facility to increase the amount available under the Credit Facility to $370.0 million from $350.0 million.  As of March 31, 2009, $236.7 million was available under our Credit Facility.  On March 31, 2009, an aggregate amount of approximately $127.7 million was outstanding under the Credit Facility, which was accruing interest at LIBOR plus applicable basis points totaling 2.7% per annum.  Amounts repaid under the Credit Facility may be reborrowed.

In August 2008, we entered into a receivable securitization facility (the “Securitization Facility”).  Under the Securitization Facility, the Company sells on a revolving basis certain accounts receivable to Triumph Receivables, LLC, a wholly-owned special purpose entity, which in turn sells a percentage ownership interest in the receivables to commercial paper conduits sponsored by financial institutions.  The Company is the servicer of the accounts receivable under the Securitization Facility.  As of March 31, 2009, the maximum amount available under the Securitization Facility was $125.0 million. The Securitization Facility is due to expire in August 2009 and is subject to annual renewal through August 2013. Interest rates are based on prevailing market rates for short-term commercial paper plus a program fee and a commitment fee.  The program fee is 35 basis points on the amount outstanding under the Securitization Facility.  Additionally, the commitment fee is 30 basis points on 102% of the maximum amount available under the Securitization Facility.  At March 31, 2009, there was $75.0 million outstanding under the Securitization Facility included in the current portion of long-term debt on the consolidated balance sheet.  We use this facility because it offers an attractive interest rate relative to other financing sources.  The Company securitizes its accounts receivable, which are generally non-interest bearing, in transactions that are accounted for as borrowings under SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.”   The agreement governing the Securitization Facility contains restrictions and covenants which include limitations on the making of certain restricted payments, creation of certain liens, and certain corporate acts such as mergers, consolidations and the sale of substantially all assets.

In March 2009, we acquired Merritt Tool Company, Inc. (now Triumph Structures — East Texas), Saygrove Defence & Aerospace Group Limited (now Triumph Actuation & Motion Control Systems-UK), the aviation segment of Kongsberg Automotive Holdings ASA (now Triumph Controls-UK and Triumph Controls-Germany) and The Mexmil Company, LLC (now Triumph Insulation Systems), collectively the “fiscal 2009 acquisitions”. No in-process research and development was attributed to the fiscal 2009 acquisitions. The total cash paid at closing for the fiscal 2009 acquisitions of $143.6 million was funded by borrowings under our Credit Facility.  The fiscal 2009 acquisitions further provide for deferred payments of $3.5 million, of which $2.1 million and $1.4 million are payable in March 2010 and September 2010, respectively. The fiscal 2009 acquisitions also provide for contingent payments of $24.9 million, certain of which are contingent upon the achievement of specified earnings levels during the earnout period and another $10.0 million that is contingent upon entering into a specific customer contract. The maximum earnout amounts payable in respect of fiscal 2010, 2011, 2012 and 2013 are $2.3 million, $4.6 million, $5.4 million and $2.6 million, respectively. The contingent amounts have not been recorded as the contingencies have not been resolved and the consideration has not been paid.

Also in March 2009, we entered into a 7-year Master Lease Agreement (the “Leasing Facility”) creating a capital lease of certain existing property and equipment, resulting in net proceeds of $58,546 after deducting debt issuance costs of approximately $188. The net proceeds from the Leasing Facility were used to repay a portion of the outstanding indebtedness under our Credit Facility. The debt issuance costs have been recorded as other assets in the accompanying consolidated balance sheets and are being amortized over the term of the Leasing Facility. The Leasing Facility bears interest at a weighted average fixed rate of 6.1% per annum.

Cash provided by operations for the fiscal year ended March 31, 2008 was $45.7 million, compared to cash provided by operations of $41.3 million for the fiscal year ended March 31, 2007. During the fiscal year ended March 31, 2008, our increased cash flow from operations was attributable to higher net income offset by a decline in performance on working capital, due to timing of cash collections and utilization of inventory offset by timing of cash disbursements.

In February 2008, we acquired the assets and business of B. & R. Machine & Tool Corp. (now Triumph Structures — Long Island), located in Westbury, New York.  The total cash paid at closing for the acquisition of $67.0 million was funded by borrowings under our Credit Facility.  The purchase agreement provides for an earnout note for $13.0 million.  Payments under the earnout note are contingent upon the achievement of certain earnings levels during the earnout period.  The maximum amounts payable in respect of fiscal 2009, 2010 and 2011, are $3.5 million, $4.5 million and $5.0 million, respectively.

In April 2006, we acquired the assets and business of Excel Manufacturing, Inc. (now Triumph Structures - Wichita), located in Wichita, Kansas.  In April 2006, we also acquired the assets and business of Air Excellence International, Inc. and its affiliates (now Triumph Interiors) which is headquartered in Pittsburgh, Pennsylvania, and operates two other strategically located facilities in Dallas, Texas and Shannon, Ireland (now closed).  In November 2006, we acquired Allied Aerospace Industries, Inc. (now Triumph Aerospace Systems — Newport News) located in Newport News, Virginia.  In January 2007, we acquired Grand Prairie Accessory Services, LLC (now Triumph Accessory Services — Grand Prairie), located in Grand Prairie, Texas.  The total cash paid at closing for these acquisitions of approximately $136.8 million was funded by borrowings under our Credit Facility.

During February 2008, we exercised existing authority to make stock repurchases and repurchased 220,000 shares of our outstanding shares under the program for an aggregate consideration of $12.3 million, funded by borrowings under our Credit Facility.  In February 2008, the Company’s Board of Directors then authorized an increase in our existing stock repurchase program by up to an additional 500,000 shares of our common stock. As a result, as of May 15, 2009, we remain able to purchase an additional 500,800 shares.  Repurchases may be made from time to time in open market transactions, block purchases, privately negotiated transactions or otherwise at prevailing prices. No time limit has been set for completion of the program.

On September 18, 2006, we issued $201.3 million in convertible senior subordinated notes (the “Notes”). The Notes are direct, unsecured, senior subordinated obligations of the Company, and rank (i) junior in right of payment to all of our existing and future senior indebtedness, (ii) equal in right of payment with any other future senior subordinated indebtedness, and (iii) senior in right of payment to all subordinated indebtedness.

The Company received net proceeds from the sale of the Notes of approximately $195.0 million after deducting offering expenses of approximately $6.3 million. The use of the net proceeds from the sale was for prepayment of our outstanding Senior Notes, including a “make whole” premium, fees and expenses in connection with the prepayment, and to repay a portion of the outstanding indebtedness under our Credit Facility. Approximately $6.3 million in debt issuance costs have been recorded as other assets in the accompanying consolidated balance sheets. Debt issuance costs are being amortized over a period of five years.

Effective April 1, 2009, we adopted FSP APB 14-1, which requires retrospective application. FSP APB 14-1 requires separately accounting for the liability and equity components of the Notes in a manner that reflects our nonconvertible debt borrowing rate when interest and amortization expense is recognized in subsequent periods. The excess of the principal amount of the liability component over its carrying amount has been recognized as debt discount and amortized using the effective interest method. This change in accounting for the Notes has been applied to our consolidated financial statements on a retrospective basis, as required by the FSP. For more details on the impact of this change on our consolidated financial statements, see Note 2 to the consolidated financial statements. As of March 31, 2009, the remaining discount of $15.9 million will be amortized on the effective interest method through October 1, 2011.

The Notes bear interest at a fixed rate of 2.625% per annum, payable in cash semi-annually in arrears on each April 1 and October 1 beginning April 1, 2007. During the period commencing on October 6, 2011 and ending on, but excluding, April 1, 2012 and each six-month period from October 1 to March 31 or from April 1 to September 30 thereafter, the Company will pay contingent interest during the applicable interest period if the average trading price of a Note for the five consecutive trading days ending on the third trading day immediately preceding the first day of the relevant six-month period equals or exceeds 120% of the principal amount of the Notes. The contingent interest payable per Note in respect of any six-month period will equal 0.25% per annum calculated on the average trading price of a Note for the relevant five trading day period. This contingent interest feature represents an embedded derivative. Since it is in the control of the Company to call the Notes at any time after October 6, 2011, the value of the derivative was determined to be de minimis. Accordingly, no value has been assigned at issuance or at March 31, 2009.

The Notes mature on October 1, 2026 unless earlier redeemed, repurchased or converted. The Company may redeem the Notes for cash, either in whole or in part, anytime on or after October 6, 2011 at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest, including contingent interest and additional amounts, if any, up to but not including the date of redemption. In addition, holders of the Notes will have the right to require the Company to repurchase for cash all or a portion of their Notes on October 1, 2011, 2016 and 2021, at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest, including contingent interest and additional amounts, if any, up to, but not including, the date of repurchase. The Notes are convertible into the Company’s common stock at a rate equal to 18.3655 shares per $1,000 principal amount of the Notes (equal to an initial conversion price of approximately $54.45 per share), subject to adjustment as described in the Indenture. Upon conversion, the Company will deliver to the holder surrendering the Notes for conversion, for each $1,000 principal amount of Notes, an amount consisting of cash equal to the lesser of $1,000 and the Company’s total conversion obligation and, to the extent that the Company’s total conversion obligation exceeds $1,000, at the Company’s election, cash or shares of the Company’s common stock in respect of the remainder.

The Notes are eligible for conversion upon meeting certain conditions as provided in the indenture agreement. For the periods from October 1, 2007 through December 31, 2007 and January 1, 2008 through March 31, 2008, the Notes were eligible for conversion; however, during this period, none of the Notes were converted.

To be included in the calculation of diluted earnings per share, the average price of the Company’s common stock for the fiscal year must exceed the conversion price per share of $54.45. The average price of the Company’s stock for the fiscal year ended March 31, 2009 was $46.49, therefore, no additional shares were included in the diluted earnings per share calculation.  The average price of the Company’s stock for the fiscal year ended March 31, 2008 was $68.95. Accordingly, 777,059 additional shares were included in the diluted earnings per share calculation.  No additional shares were included in the diluted earnings per share calculation for the fiscal year ended March 31, 2007 since the average price of the Company’s stock did not exceed the conversion price.

If the Company undergoes a fundamental change, holders of the Notes will have the right, subject to certain conditions, to require the Company to repurchase for cash all or a portion of their Notes at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest, including contingent interest and additional amounts, if any. The carrying amount of convertible senior subordinated notes approximates fair value.

During fiscal 2009, we paid $15.4 million to purchase $18.0 million of principal on the convertible senior subordinated notes, resulting in a reduction in the carrying amount of the Notes of $16.3 million and a gain on early extinguishment of $0.9 million.

On October 4, 2006, the Company prepaid all of its outstanding Senior Notes and, accordingly, the rights of the holders of the Class A Senior Notes and Class B Senior Notes (collectively, the “Senior Notes”) under the Note Purchase Agreement, dated November 21, 2002, between the Company and such holders, as amended, ceased. The Senior Notes were prepaid with the proceeds from the Company’s sale of the Notes as discussed above. Immediately prior to prepayment, $68.4 million aggregate principal amount of Class A Senior Notes, which carried a fixed rate of interest of 6.06%, were outstanding, and $56.0 million aggregate amount of Class B Senior Notes, which carried a fixed rate of interest of 5.59%, were outstanding. If the Company had not prepaid the outstanding Senior Notes, they would have matured on December 2, 2012, subject to a requirement under the Note Purchase Agreement that the Company annually prepay $8.0 million of the outstanding Class B Senior Notes starting on December 2, 2006. The Senior Notes were senior unsecured obligations of the Company and ranked junior in right of payment to the rights of the Company’s secured creditors to the extent of their security in the Company’s assets, equal in right of payment to the rights of creditors under the Company’s other existing and future unsecured unsubordinated obligations, senior in right of payment to the rights of creditors under obligations expressly subordinated to the Senior Notes, and effectively subordinated to secured and unsecured creditors of the Company’s subsidiaries. The prepayment was made upon proper notice to the holders of the Senior Notes at a price equal to 100% of the principal amount of the outstanding Senior Notes being prepaid, plus accrued and unpaid interest of approximately $2.5 million, plus a “make whole” premium of approximately $4.4 million based on the value of the remaining scheduled interest payments on the Senior Notes being prepaid. The Company expensed the “make whole” premium of $4.4 million as well as unamortized debt issuance costs related to the Senior Notes of $0.7 million in the third quarter of fiscal 2007.

The indentures under the Company’s debt agreements and the Credit Facility contain restrictions and covenants which include limitations on the Company’s ability to incur additional indebtedness, issue stock options or warrants, make certain restricted payments and acquisitions, create liens, enter into transactions with affiliates, sell substantial portions of its assets and pay cash dividends. Additional covenants require compliance with financial tests, including leverage and interest coverage ratio.

At March 31, 2009, there were $127.7 million in borrowings and $5.6 million in letters of credit outstanding under the Credit Facility.  At March 31, 2008, there were $193.8 million in borrowings and $5.9 million in letters of credit outstanding under the Credit Facility.  The level of unused borrowing capacity under the Company’s revolving Credit Facility varies from time to time depending in part upon its compliance with financial and other covenants set forth in the related agreement.  The Credit Facility contains certain affirmative and negative covenants including limitations on specified levels of indebtedness to earnings before interest, taxes, depreciation and amortization, and interest coverage requirements, and includes limitations on, among other things, liens, mergers, consolidations, sales of assets, and incurrence of debt. The Company is currently in compliance with all such covenants.  As of March 31, 2009, the Company had borrowing capacity under the Credit Facility of $236.7 million, after reductions for borrowings and letters of credit outstanding.

Effective April 2007, the Company entered into a settlement agreement with a customer relating to a long-term supply agreement (“LTSA”). The LTSA is related to the Company’s acquisition of Rolls-Royce Gear Systems, Inc., in fiscal 2004.  The Company has been producing the component parts for this LTSA at a loss for approximately two years which has been reserved for through a loss contract reserve. The agreement provides for the parties to establish a transition plan that provides for the customer to re-source the component parts from other suppliers, essentially terminating the Company’s requirement to provide future deliveries of these component parts. The agreement established a date of no later than December 31, 2008 for completion of the re-sourcing effort. Additionally, the Company was required to make a total of four payments of $0.5 million upon successful transition of the component parts by the customer to other vendors.  A payment of $0.5 million was made in October 2007.  The Company recorded the estimated impact of this settlement in its March 31, 2007 balance sheet, which did not result in a significant adjustment to the recorded loss reserve. All contract terms have been fulfilled as of March 31, 2009.  As of March 31, 2008 and March 31, 2009, the recorded loss reserve was $2.9 million and zero, respectively.

Capital expenditures were approximately $45.4 million for the fiscal year ended March 31, 2009 primarily for manufacturing machinery and equipment. We funded these expenditures through borrowings under our Credit Facility. We expect capital expenditures to be in the range of $45.0 to $50.0 million for our fiscal year ending March 31, 2010. The expenditures are expected to be used mainly to expand capacity or replace old equipment at several facilities. During the same period, we anticipate approximately $7.5 million of start up costs related to the Mexican facility which is in addition to our investment in capital and infrastructure.

Our expected future cash flows for the next five years for long term debt, leases and other obligations are as follows:

	Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1-3 years	4-5 years	After 5 Years
	(in thousands)
Debt principal(1)	$475,304	$89,085	$339,819	$17,888	$28,512
Debt-interest(2)	38,118	11,354	19,364	4,147	3,253
Operating leases	61,423	12,630	20,556	12,007	16,230
Contingent payments (3)	24,975	10,000	6,920	8,055	—
Purchase obligations	315,458	261,924	51,395	2,094	45
Total	$915,278	$384,993	$438,054	$44,191	$48,040

(1)             Included in the Company’s balance sheet at March 31, 2009, plus discount on Convertible Senior Subordinated Notes of $15.9 million being amortized to expense through October 2011.

(2)             Includes fixed-rate interest only.

(3)             Includes contingent payments in connection with the fiscal 2009 acquisitions.

The above table excludes unrecognized tax benefits of $3.2 million as of March 31, 2009 since we cannot predict with reasonable certainty the timing of cash settlements with the respective taxing authorities.

The table also excludes our pension benefit obligations.  We made pension contributions of $0.3 million and $2.7 million in fiscal 2009 and 2008, respectively.  These contributions include payments related to a supplemental executive retirement plan of zero and $2.3 million in fiscal 2009 and 2008, respectively, and payments to our union pension plans of $0.3 million and $0.4 million in fiscal 2009 and 2008, respectively.  We expect to make pension contributions of $3.4 million to our pension plans during fiscal 2010. As of March 31, 2009, our defined benefit pension plans are frozen.  See Note 15, “Employee Benefit Plans” of our Consolidated Financial Statements for a further discussion of our pension and other employee benefit plans.

We believe that cash generated by operations and borrowings under the Credit Facility will be sufficient to meet anticipated cash requirements for our current operations for the foreseeable future. However, we have a stated policy to grow through acquisitions and are continuously evaluating various acquisition opportunities. As a result, we currently are pursuing the potential purchase of a number of candidates. In the event that more than one of these transactions is successfully consummated, the availability under the Credit Facility might be fully utilized and additional funding sources may be needed. There can be no assurance that such funding sources will be available to us on terms favorable to us, if at all.

CRITICAL ACCOUNTING POLICIES

Critical accounting policies are those accounting policies that can have a significant impact on the presentation of our financial condition and results of operations, and that require the use of complex and subjective estimates based upon past experience and management’s judgment. Because of the uncertainty inherent in such estimates, actual results may differ from these estimates. Below are those policies applied in preparing our financial statements that management believes are the most dependent on the application of estimates and assumptions. For additional accounting policies, see Note 2 of “Notes to Consolidated Financial Statements.”

Allowance for Doubtful Accounts

Trade receivables are presented net of an allowance for doubtful accounts. In determining the appropriate allowance, we consider a combination of factors, such as industry trends, our customers’ financial strength and credit standing, and payment and default history. The calculation of the required allowance requires a judgment as to the impact of these and other factors on the ultimate realization of our trade receivables. We believe that these estimates are reasonable and historically have not resulted in material adjustments in subsequent periods when the estimates are adjusted to actual amounts.

Inventories

Inventories are stated at the lower of cost or market using the average cost or specific identification methods. We write down our inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those anticipated, inventory adjustments may be required. We believe that these estimates are reasonable and historically have not resulted in material adjustments in subsequent periods when the estimates are adjusted to actual amounts.

Revenue Recognition

Revenues are recognized in accordance with the contract terms when products are shipped, delivery has occurred or services have been rendered, pricing is fixed or determinable, and collection is reasonably assured. The Aftermarket Services Segment provides repair and overhaul services, certain of which services are provided under long term power-by-the-hour contracts.  The Company applies the proportional performance method to recognize revenue under these contracts.  Revenue is recognized over the contract period as units are delivered based on the relative fair value in proportion to the total estimated contract consideration.  In estimating the total contract consideration, we evaluate the projected utilization of our customer’s fleet over the term of the contract, in connection with the related estimated repair and overhaul servicing requirements to the fleet based on such utilization. Changes in utilization of the fleet by our customers, among other factors, may have an impact on these estimates and require adjustments to our estimates of revenue to be realized.

Reserves for contract losses are accrued when estimated costs to complete exceed expected future revenues. The Company’s policy with respect to sales returns and allowances generally provides that the customer may not return products or be given allowances, except at the Company’s option. Accruals for sales returns, other allowances, and estimated warranty costs are provided at the time of shipment based upon past experience.

Goodwill and Intangible Assets

Under Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Intangible Assets (“SFAS No. 142”), goodwill and intangible assets with indefinite lives are not amortized; rather, they are tested for impairment on at least an annual basis. Additionally, intangible assets with finite lives continue to be amortized over their useful lives.

The Company’s operating segments of Aerospace Systems and Aftermarket Services are also the reporting units under SFAS No. 142. Each operating segment has a president who is responsible for managing the segment and reporting to the president and CEO of the Company, the Company’s Chief Operating Decision Maker (“CODM”), as defined in SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. Each of the operating segments is comprised of a number of operating units which are considered to be components under SFAS No. 142. The operating units, for which discrete financial information exists, are aggregated for purposes of goodwill impairment testing. The Company’s acquisition strategy is to acquire companies that complement and enhance the capabilities of the operating segments of the Company. Each acquisition is assigned to either the Aerospace Systems reporting unit or the Aftermarket Services reporting unit. The goodwill that results from each acquisition is also assigned to the reporting unit to which the acquisition is allocated, because it is that reporting unit which is intended to benefit from the synergies of the acquisition.

SFAS No. 142 requires a two-step impairment test for goodwill and intangible assets with indefinite lives. The first step is to compare the carrying amount of the reporting unit’s assets to the fair value of the reporting unit. If the fair value exceeds the carrying value, no further work is required and no impairment loss is recognized. If the carrying amount exceeds the fair value, then the second step is required to be completed, which involves allocating the fair value of the reporting unit to each asset and liability, with the excess being implied goodwill. An impairment loss occurs if the amount of the recorded goodwill exceeds the implied goodwill. The determination of the fair value of our reporting units is based, among other things, on estimates of future operating performance of the reporting unit being valued. We are required to complete an impairment test for goodwill and intangible assets with indefinite lives and record any resulting impairment losses at least annually. Changes in market conditions, among other factors, may have an impact on these estimates and require interim impairment assessments.  We completed our required annual impairment test in the fourth quarter of fiscal 2009 and determined that there was no impairment. For our impairment test, we use market multiples from an external source for an average of stock price to earnings before interest, taxes, depreciation and amortization (“EBITDA”) for certain companies in the aerospace and defense markets in computing the fair value of each reporting unit. In the event that market multiples for stock price to EBITDA in the aerospace and defense markets decrease, or the expected EBITDA for our reporting units decreases, a goodwill impairment charge may be required, which would adversely affect our operating results and financial condition. No impairment charges have been incurred since the adoption of SFAS No. 142.

Intangible assets are evaluated for indicators of impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. We continually evaluate whether events or circumstances have occurred that would indicate that the remaining estimated useful lives of our long-lived assets may warrant revision or that the remaining balance may not be recoverable. When factors indicate that long-lived assets should be evaluated for possible impairment, an estimate of the related undiscounted cash flows over the remaining life of the long-lived assets is used to measure recoverability. Some of the more important factors we consider include our financial performance relative to our expected and historical performance, significant changes in the way we manage our operations, negative events that have occurred, and negative industry and economic trends. If any impairment is indicated, measurement of the impairment will be based on the difference between the carrying value and fair value of the asset, generally determined based on the present value of expected future cash flows associated with the use of the asset. For the fiscal years ended March 31, 2009, 2008 and 2007, there were no reductions to the remaining useful lives and no write-downs of long-lived assets were required.

Recently Issued Accounting Pronouncements

In June 2008, the FASB issued Staff Position EITF 03-06-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP EITF 03-06-1”). This Staff Position provides that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method in SFAS No. 128, Earnings per Share. FSP EITF 03-06-1 is effective for fiscal years beginning after December 15, 2008 and interim periods within those years and requires all prior-period earnings per share data to be adjusted retrospectively. FSP EITF 03-06-1 is effective for the Company on April 1, 2009. The adoption of FSP EITF 03-06-1 is not expected to have a material impact on the Company’s financial statements.

In May 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”).  FSP APB 14-1 clarifies that convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) are not addressed by paragraph 12 of APB Opinion No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants.  Additionally, this FSP specifies that issuers of such instruments should separately account for the liability and equity components in a manner that reflects the entity’s nonconvertible debt borrowing rate as interest cost is recognized.  The consolidated financial statements have been adjusted for the retrospective application of FSP APB 14-1, which became effective for the Company on April 1, 2009.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS 161”), which amends and expands the disclosure requirements of FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”), with the intent to provide users of financial statements with an enhanced understanding of: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. SFAS 161 requires enhanced qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments and enhanced disclosures about credit-risk-related contingent features in derivative instruments. This statement applies to all entities and all derivative instruments. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008.  See Note 18 of “Notes to Consolidated Financial Statements” for additional information regarding the Company’s derivatives.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS 141(R)”) and SFAS No. 160, Accounting and Reporting of Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (“SFAS 160). SFAS 141(R) and SFAS 160 significantly change the accounting for and reporting of business combination transactions and noncontrolling (minority) interests. SFAS 141(R) and SFAS 160 are effective for fiscal years beginning after December 15, 2008. SFAS 141(R) and SFAS 160 are effective prospectively; however, the reporting provisions of SFAS 160 are effective retroactively. SFAS 141(R) is required to be adopted concurrently with SFAS 160.  The Company is currently evaluating the impact of the adoption of SFAS 141(R) and SFAS 160 on the Company’s financial position and results of operations.

Effective April 1, 2008, the Company adopted Emerging Issues Task Force Issue No. 06-10 Accounting for Collateral Assignment Split-Dollar Life Insurance Agreements (“EITF 06-10”).  EITF 06-10 provides guidance for determining a liability for the post-retirement benefit obligation as well as recognition and measurement of the associated asset on the basis of the terms of the collateral assignment agreement.  The Company recognized a cumulative-effect adjustment of $3.0 million reducing the April 1, 2008 balance of retained earnings and creating a liability.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 does not require additional fair value measures but defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value measurements. This Statement was to be effective for the Company as of April 1, 2008.  However, in February 2008 the FASB issued FSP No. 157-1, which amends SFAS 157 to exclude SFAS No. 13, Accounting for Leases, and other accounting pronouncements that address fair value measurements for lease transactions, and FSP No. 157-2, which delayed the effective date of SFAS 157 as it relates to nonfinancial assets and nonfinancial liabilities until April 1, 2009 for the Company except for items that are recognized or disclosed at fair value in the Company’s financial statements on a recurring basis.  Effective April 1, 2008, the Company adopted the provisions of this Statement except as it relates to those nonfinancial assets and nonfinancial liabilities excluded under FSP No. 157-2.  The nonfinancial assets and nonfinancial liabilities for which the Company has not applied the fair value provisions of SFAS 157 include: goodwill; intangible and other long-lived asset impairment testing; asset retirement obligations; liabilities for exit or disposal activities; and business combinations.  The Company is currently evaluating the impact this Statement will have on the Company’s financial position, results of operations and cash flows as it relates to nonfinancial assets and nonfinancial liabilities.

In December 2008, the FASB issued FSP FAS 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plan Assets. This FSP amends SFAS No. 132 (revised 2003), Employers’ Disclosures about Pensions and Other Postretirement Benefits, to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan on investment policies and strategies, major categories of plan assets, inputs and valuation techniques used to measure the fair value of plan assets and significant concentrations of risk within plan assets. This FSP shall be effective for fiscal years ending after December 15, 2009, with earlier application permitted. Upon initial application, the provisions of this FSP are not required for earlier periods that are presented for comparative purposes. We are currently evaluating the disclosure requirements of this new FSP.

In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1. This FSP amends SFAS No. 107, Disclosures about Fair Value of Financial Instruments, to require disclosures about fair value of financial instruments not measured on the balance sheet at fair value in interim financial statements as well as in annual financial statements. Prior to this FSP, fair values for these assets and liabilities were only disclosed annually. This FSP applies to all financial instruments within the scope of SFAS 107 and requires all entities to disclose the method(s) and significant assumptions used to estimate the fair value of financial instruments. This FSP shall be effective for interim periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. An entity may early adopt this FSP only if it also elects to early adopt FSP FAS 157-4 and FSP FAS 115-2 and FAS 124-2. This FSP does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, this FSP requires comparative disclosures only for periods ending after initial adoption. We are currently evaluating the disclosure requirements of this new FSP.

Forward-Looking Statements

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to our future operations and prospects, including statements that are based on current projections and expectations about the markets in which we operate, and management’s beliefs concerning future performance and capital requirements based upon current available information. Such statements are based on management’s beliefs as well as assumptions made by and information currently available to management. When used in this document, words like “may,” “might,” “will,” “expect,” “anticipate,” “believe,” “potential,” and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from management’s current expectations. For example, there can be no assurance that additional capital will not be required or that additional capital, if required, will be available on reasonable terms, if at all, at such times and in such amounts as may be needed by us. In addition to these factors, among other factors that could cause actual results to differ materially, are uncertainties relating to the integration of acquired businesses, general economic conditions affecting our business segments, dependence of certain of our businesses on certain key customers as well as competitive factors relating to the aerospace industry. For a more detailed discussion of these and other factors affecting us, see the risk factors described in “Item 1A. Risk Factors.”